EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST REPORTS 2016 SECOND QUARTER FINANCIAL RESULTS
*  Orders of $9.8 Million Strengthen Significantly on Sequential Basis;
*  EPS of $0.05 Improved by $0.04 Sequentially

MOUNT LAUREL, NJ, August 4, 2016 - inTEST Corporation (NYSE MKT: INTT), an independent designer, manufacturer and marketer of thermal management products and semiconductor automatic test equipment (ATE) interface solutions, today announced financial results for the quarter ended June 30, 2016.

2016 First Quarter Summary

  Second quarter 2016 bookings were $12.6 million, compared with first quarter 2016 bookings of $9.8 million, and second quarter 2015 bookings of $10.3 million; $4.4 million, or 35%, of second quarter 2016 bookings were derived from non-semiconductor test compared with second quarter 2015 non-semiconductor test bookings of $2.6 million or 26%.
  Second quarter 2016 net revenues were $10.5 million, compared with first quarter 2016 net revenues of $8.6 million, and second quarter 2015 net revenues of $11.6 million; $2.5 million, or 24%, of second quarter 2016 net revenues were derived from non-semiconductor test compared with second quarter 2015 non-semiconductor test revenues of $3.0 million or 26%.
  Second quarter 2016 gross margin was $5.3 million, or 51%. This compares with first quarter 2016 gross margin of $4.1 million, or 47%, and second quarter 2015 gross margin of $5.8 million, or 51%.
  Second quarter 2016 net earnings were $486,000, or $0.05 per diluted share. This compares with first quarter 2016 net earnings of $81,000, or $0.01 per diluted share, and second quarter 2015 net earnings of $1.1 million, or $0.10 per diluted share. Included in second quarter financial results were $456,000, or $0.04 per diluted share, in non-recurring expenses related to a potential acquisition.
  Cash and cash equivalents were $25.0 million at both June 30, 2016 and March 31, 2016.

2016 Second Quarter Share Repurchase
During the second quarter of 2016, the Company purchased 76,037 shares of inTEST stock under its repurchase program, authorized in December 2015, bringing the total shares repurchased under the plan to 232,057. The cost of second quarter repurchased shares totaled approximately $299,000, including $2,000 in fees paid to the Company's broker. The Company suspended the share repurchase program in mid-May 2016 because of work on a potential acquisition.

"We reported strong financial results for the second quarter, " commented Robert E. Matthiessen, president and chief executive officer, "with revenue growth fueled across all product lines; most notably in the automotive sector of the semiconductor market, as well as demand created by next generation smart phones. The trend of order expansion continued throughout the quarter as well, increasing 28% sequentially, based in large part upon strength from our Thermal Products segment. Business was very strong in both the North American and Asian markets. The upsurge in optical transceiver business in Asia continued throughout the quarter, as did orders from major semiconductor companies. Both semiconductor and military/aero markets provided increased business in North America over the previous quarter. In addition, gross margin and net income also increased substantially on a sequential basis, with gross margin exceeding our guidance range. "

Mr. Matthiessen added, "We remain focused on growth through acquisition. During the second quarter, we began due diligence on an acquisition opportunity with whom we had executed a letter of intent late in the first quarter of 2016. We had essentially completed our due diligence and deal documents on the transaction, which had been scheduled to close on August 1, 2016. On July 18, we were informed by the target that they had reconsidered and no longer wished to sell their company."

2016 Third Quarter Financial Outlook
inTEST expects that net revenues for the third quarter of 2016 will be in the range of $9.5 million to $10.5 million and that earnings per diluted share will range from $0.03 to $0.07. This outlook is based on the Company's current views with respect to operating and market conditions and customers' forecasts, which are subject to change.

2016 Second Quarter Investor Conference Call / Webcast Details (Thursday August 4, 2016 at 5:00 p.m. EDT)
inTEST management will host a conference call today at 5:00 p.m. Eastern Daylight Time. The conference call will address the Company's 2016 second quarter financial results and management's current expectations and views of the industry. The call may also include discussion of strategic, operating, product initiatives or developments, or other matters relating to the Company's current or future performance.

The dial-in number for the live audio call beginning at 5:00 p.m. EDT on August 4, 2016 is (815) 680-6269 or (866) 900-9241. The Passcode for the conference call is 46774705. Please reference the inTEST 2016 Q2 Financial Results Conference Call. inTEST Corporation will provide a live webcast in conjunction with the conference call. To access the live webcast, please visit inTEST's website www.intest.com under the "Investors" section.

2016 Second Quarter Replay Details (Webcast)
A replay of the webcast will be available on inTEST's website for one year following the live broadcast. To access the webcast replay, please visit inTEST's website www.intest.com under the "Investors" section.

Submit Questions
In advance of the conference call, and for those investors accessing the webcast, inTEST Corporation welcomes individual investors to submit their questions via email to lguerrant@guerrantir.com. The company will address as many questions as possible on the conference call.

About inTEST Corporation
inTEST Corporation is an independent designer, manufacturer and marketer of thermal management products and ATE interface solutions, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. The Company's products are also sold into the automotive, consumer electronics, defense/aerospace, energy, industrial and telecommunications markets. Specific products include temperature management systems, manipulator and docking hardware products and customized interface solutions. The Company has established strong relationships with its customers globally, which it supports through a network of local offices. For more information visit www.intest.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events and financial results that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by our customers; progress of product development programs; increases in raw material and fabrication costs associated with our products and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. inTEST undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Contacts:
inTEST Corporation	Investors:
Hugh T. Regan, Jr.	Laura Guerrant-Oiye, Principal
Treasurer and Chief Financial Officer	Guerrant Associates
Tel: 856-505-8999	lguerrant@guerrantir.com
Tel: 808-960-2642

- Tables follow -

SELECTED FINANCIAL DATA
(Unaudited)
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended			Six Months Ended
	6/30/2016	6/30/2015	3/31/2016	6/30/2016	6/30/2015
Net revenues	$10,485	$11,559	$ 8,647	$19,132	$21,747
Gross margin	5,329	5,846	4,067	9,396	10,764
Operating expenses:
Selling expense	1,471	1,592	1,335	2,806	3,079
Engineering and product development expense	982	1,047	991	1,973	1,989
General and administrative expense	2,145	1,569	1,645	3,790	3,376
Other income	18	21	28	46	10
Earnings before income tax expense	749	1,659	124	873	2,330
Income tax expense	263	579	43	306	812
Net earnings	486	1,080	81	567	1,518

Net earnings per share - basic	$0.05	$0.10	$0.01	$0.05	$0.15
Weighted average shares outstanding - basic	10,296	10,472	10,390	10,343	10,469

Net earnings per share - diluted	$0.05	$0.10	$0.01	$0.05	$0.14
Weighted average shares outstanding - diluted	10,311	10,494	10,404	10,357	10,489

Condensed Consolidated Balance Sheets Data:
	As of:
	6/30/2016	3/31/2016	12/31/2015
Cash and cash equivalents	$25,003	$24,951	$25,710
Trade accounts receivable, net	6,741	5,336	4,395
Inventories	3,314	3,454	3,520
Total current assets	35,354	34,352	34,264
Net property and equipment	977	1,015	1,112
Total assets	40,607	39,906	39,984
Accounts payable	1,474	1,365	909
Accrued expenses	3,144	2,810	3,124
Total current liabilities	4,666	4,224	4,059
Noncurrent liabilities	-	-	-
Total stockholders' equity	35,941	35,682	35,925

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